Gannett Announces Fourth Quarter and Full Year 2020 Results

Strong fourth quarter Revenue and Adjusted EBITDA performance
Debt reduction and refinancing expected to result in $90 million of annual cash interest savings in 2021
Paid digital-only subscriptions reach 1.1 million, an increase of 29% to prior year

MCLEAN, VA — February 25, 2021 — Gannett Co., Inc. ("Gannett", "we", "us", "our", or the "Company") (NYSE: GCI) today reported its financial results for the fourth quarter and full year ended December 31, 2020.

"During a challenging 2020, we achieved strong operational execution, significant cost and debt reductions, improved operating trends and financial position, and we enter 2021 with good momentum, prepared to implement our subscription-led growth plan," said Michael Reed, Gannett Chairman and Chief Executive Officer. "We are making significant progress on our transition from a traditional media business to a digitally focused content platform, having already surpassed one million digital subscribers. We are committed to becoming a subscription-led business that drives audience growth and engagement by delivering deeper content experiences to our consumers and offering the products and marketing expertise our business partners desire."

He continued, "We have outlined five key operating priorities: accelerating digital subscriber growth, driving digital marketing services growth, optimizing our traditional print operations and advertising businesses, prioritizing investments into growth businesses that support our vision, and building our inclusive and diverse culture. In 2021, you will hear us speak to these priorities regularly and share data points with you to track our progress. We expect this strategy to create significant stockholder value in the coming years by driving increased revenues from digital products, bringing our Company’s total revenue trend back toward growth, and allowing us to continue significant debt reduction."

Financial Highlights

in thousands	Fourth Quarter 2020	Full Year 2020
Revenues	$875,447	$3,405,670
Net loss attributable to Gannett	(122,174)	(670,479)
Adjusted EBITDA(1) (non-GAAP)	148,829	413,895
Net cash flow provided by operating activities	(16,510)	57,770
Free cash flow(1) (non-GAAP)	(24,541)	20,795
(1)Refer to "Use of Non-GAAP Information" below for the Company’s definition of Adjusted EBITDA and Free cash flow, as well as the reconciliation of such measures to the most comparable GAAP measure included herein.

Fourth Quarter 2020 Consolidated Results

Note: During the comparable period in 2019 until November 19, 2019, our corporate name was New Media Investment Group Inc. ("New Media"), and Gannett Co., Inc. ("Legacy Gannett") was a separate publicly traded company. On November 19, 2019, we completed the acquisition of Legacy Gannett and changed our name to Gannett Co., Inc.

•Fourth quarter revenues of $875.4 million rose 25.2% as compared to the prior year quarter reflecting the acquisition of Legacy Gannett.
◦Same store pro forma revenues (as defined and reconciled on Table No. 5 below) decreased 16.3%, due to unfavorable impacts resulting from the COVID-19 pandemic and general trends adversely impacting the publishing industry. This is an improvement of 330 basis points over the third quarter 2020 trend.
•Digital advertising and marketing services revenues reached $223.3 million in the fourth quarter, or 25.5% of total revenues.
•Net loss attributable to Gannett of $122.2 million in the fourth quarter reflects a $74.3 million non-cash loss on the derivative associated with our convertible notes and a $42.1 million loss associated with the early extinguishment of debt.
•Adjusted EBITDA totaled $148.8 million, an increase of 50.6% compared to the prior year and represented a 17.0% margin.
◦Adjusted EBITDA grew $7.4 million, or 5.4%, year-over-year on a pro forma basis.

Full Year 2020 Consolidated Results

•Full year 2020 revenues of $3.406 billion rose 82.3% as compared to the prior year reflecting the acquisition of Legacy Gannett.
◦Same store pro forma revenues decreased 18.5%, due to unfavorable impacts resulting from the COVID-19 pandemic and general trends adversely impacting the publishing industry.
•Digital advertising and marketing services revenues reached $808.4 million in 2020, or 23.7% of total revenues.
•Net loss attributable to Gannett of $670.5 million in 2020 reflects a second quarter non-cash write-down related to the second quarter 2020 impairment of goodwill and intangible assets of $393.4 million, as well as a $74.3 million non-cash loss on the derivative associated with our convertible debt and a $43.8 million loss associated with the early extinguishment of debt, offset by non-operating pension income of $72.1 million.
•Adjusted EBITDA totaled $413.9 million and represented a 12.2% margin.

Balance Sheet & Cash Flow

•As of December 31, 2020, the Company had cash and cash equivalents of $170.7 million.
•During the fourth quarter of 2020, the Company repaid $653.4 million in principle under its $1.075 billion 11.5% term loan (the "Acquisition Term Loan") using the proceeds from the issuance of the $497.1 million 6% senior secured convertible notes due 2027 (the "2027 Convertible Notes"), along with real estate and other asset sales and cash on hand.
•Total debt outstanding as of December 31, 2020 was $1.575 billion, comprised of:
◦$1.075 billion Acquisition Term Loan;
◦$497.1 million of 2027 Convertible Notes; and
◦$3.3 million of 4.75% senior secured convertible notes (the "2024 Convertible Notes").
•Cash flow provided by operations was $57.8 million for the year ended December 31, 2020 compared to $25.5 million for the prior year primarily due to a decrease in pension and postretirement payments of $44.2 million and an increase in tax refunds of $5.2 million, offset by an increase in interest paid of $177.9 million and an increase in severance payments of $73.1 million. The remainder of the change was due to the acquisition of Legacy Gannett, as well as overall timing of receipts and payments.
•Capital expenditures were $8.0 million in the fourth quarter of 2020 and $37.0 million for the year ended December 31, 2020, primarily for product development, technology investments, and operating infrastructure.
•Subsequent to December 31, 2020, the Company further amended its debt structure by:
◦Reducing its Acquisition Term Loan debt by an additional $32.6 million utilizing net proceeds from real estate sales; and
◦Refinancing the remaining Acquisition Term Loan with a five-year, senior secured term loan facility in an aggregate principal amount of $1.045 billion (the "5-Year Term Loan"), at LIBOR+700 with a 0.75% LIBOR floor.
◦Total debt outstanding at February 25, 2021, after giving effect to those changes is $1.545 billion, which includes the $1.045 billion 5-Year Term Loan, $497.1 million of 2027 Convertible Notes, and $3.3 million of 2024 Convertible Notes.
◦Cash interest during 2021 is expected to be $90.0 million less than 2020 due to the interest rate savings from the 5-Year Term Loan and 2027 Convertible Notes, and the approximately $250.0 million in debt reduction made since the acquisition of Legacy Gannett.
◦The Company also expects to sell an additional $100 million to $125 million in non-core assets during 2021 that are anticipated to accelerate debt pay down and further reduce cash interest costs.
◦Targeting first lien net leverage of 1.0x by the end of 2022.

Fourth Quarter 2020 Publishing Segment

•Publishing segment revenues totaled $794.2 million in the fourth quarter.
•Circulation revenues totaled $338.5 million in the fourth quarter.
◦Same store pro forma circulation revenues decreased 13.6% in the fourth quarter, primarily driven by single copy sales, reflecting the impact of the COVID-19 pandemic on businesses that buy and sell copies of our publications, and the overall secular declines in the volume of home delivery due to subscriber declines.
•Print advertising revenues totaled $237.6 million in the fourth quarter, reflecting continued secular pressures.
◦Same store pro forma print advertising revenues decreased 26.9% compared to the prior year fourth quarter, a 400 basis point improvement over the third quarter of 2020, reflecting secular industry trends and the negative impact of the COVID-19 pandemic on all categories.
•Digital advertising and marketing services revenues were $146.5 million in the fourth quarter.

◦Same store pro forma digital advertising and marketing services revenues decreased 2.0% versus the same period in the prior year, an improvement from the 13.5% year-over-year decline we experienced in the third quarter of 2020.
•Other revenues contributed $71.6 million in the fourth quarter.
•Digital-only subscriptions totaled approximately 1.1 million at the end of the fourth quarter, up 29% year-over-year.
•Publishing segment Net income attributable to Gannett was $104.9 million and Adjusted EBITDA was $147.4 million, representing an Adjusted EBITDA margin of 18.6% for the fourth quarter.

Fourth Quarter 2020 Digital Marketing Solutions Segment

•Digital Marketing Solutions segment revenues were $107.3 million in the fourth quarter.
◦Same store pro forma Digital Marketing Solutions segment revenues decreased by 10.3% compared to the prior year fourth quarter, versus the 17.4% decline that we experienced in the third quarter of 2020. Fourth quarter 2020 trend improvement was driven by overall growth in our core ReachLocal business, offset by continued impacts from the COVID-19 pandemic.
•Digital Marketing Solutions segment Net income attributable to Gannett was $0.6 million and Adjusted EBITDA was $9.5 million, representing an Adjusted EBITDA margin of 8.9% for the quarter.

Integration of Legacy Gannett Update

•Realized $61 million in savings in the fourth quarter, bringing our total 2020 integration savings to approximately $177 million.
◦On an annualized basis, that will result in over $245 million of ongoing savings.
•Management remains confident in its ability to implement additional measures by the end of 2021 that are expected to result in over $300 million in aggregate annualized synergies.

Earnings Conference Call

Management will host a conference call on Thursday, February 25, 2021 at 8:30 A.M. Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of Gannett’s website, investors.gannett.com. The conference call may be accessed by dialing 1-855-319-1124 (from within the U.S.) or 1-703-563-6359 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Gannett Fourth Quarter and Full Year 2020 Earnings Call” or access code “6922159”. A simultaneous webcast of the conference call will be available to the public on a listen-only basis at investors.gannett.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast. A telephonic replay of the conference call will also be available approximately two hours following the call’s completion through 11:59 P.M. Eastern Time on Thursday, April 8, 2021 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “6922159”.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is a subscription-led and digitally focused media and marketing solutions company committed to empowering communities to thrive. With an unmatched reach at the national and local level, Gannett touches the lives of millions with our Pulitzer-Prize winning content, consumer experiences and benefits, and advertiser products and services. Our current portfolio of media assets includes USA TODAY, local media organizations in 46 states in the U.S., and Newsquest, a wholly owned subsidiary operating in the United Kingdom with more than 120 local news media brands. Gannett also owns the digital marketing services companies ReachLocal, Inc., UpCurve, Inc., and WordStream, Inc., which are marketed under the LOCALiQ brand, and runs the largest media-owned events business in the U.S., USA TODAY NETWORK Ventures. To connect with us, visit www.gannett.com.

Same Store Pro Forma Revenues

Same store pro forma revenues are based on (i) the sum of GAAP revenues for New Media and Legacy Gannett prior to New
Media's acquisition of Legacy Gannett and (ii) GAAP revenues for Gannett for the current period, excluding (1) revenues related to the acquisitions that occurred in 2019, including Legacy Gannett, from the beginning of 2020 through the first year anniversary of the applicable acquisition date, (2) exited operations, (3) currency impacts, and (4) deferred revenue impacts related to the acquisition of Legacy Gannett.

Cautionary Statement Regarding Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding measures expected to result in over $90 million in annualized cash interest savings, our ability to achieve our operating priorities and increase stockholder value, our digital revenue performance, shifts in our revenue mix and the timing of realizing such shifts, the potential sales of non-core assets, including the anticipated use of any proceeds from such sales, integration of our acquisitions, our ability to achieve $300 million of synergies through measures expected to be implemented by the end of 2021, our expectations, in terms of both amount and timing, with respect to debt repayment, real estate sales and debt refinancing, growth of our digital-only subscriptions, digital marketing services, and events and promotions businesses, the impact from and our response to the COVID-19 pandemic, our strategy, and future revenue trends and our ability to influence trends. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

* * * *

For investor inquiries, contact:	For media inquiries, contact:
Ashley Higgins	Stephanie Tackach
Investor Relations	Director, Public Relations
212-479-3160	212-715-5490
investors@gannett.com	stackach@gannett.com

# # #

CONSOLIDATED BALANCE SHEETS
Gannett Co., Inc.
In thousands (except per share amounts)

Table No. 1
Assets	December 31, 2020	December 31, 2019
Current assets:
Cash and cash equivalents	$170,725	$156,042
Accounts receivable, net of allowance for doubtful accounts of $20,843 and $19,923, respectively	314,305	438,523
Inventories	35,075	55,090
Prepaid expenses and other current assets	116,581	129,460
Total current assets	636,686	779,115
Property, plant, and equipment, net	590,272	815,807
Operating lease assets	289,504	309,112
Goodwill	534,088	914,331
Intangible assets, net	824,650	1,012,564
Deferred tax assets	90,240	76,297
Other assets	143,474	112,876
Total assets	$3,108,914	$4,020,102

Liabilities and equity
Current liabilities:
Accounts payable and accrued expenses	$378,246	$453,628
Deferred revenue	186,007	218,823
Current portion of long-term debt	128,445	3,300
Other current liabilities	48,602	42,702
Total current liabilities	741,300	718,453
Long-term debt	890,323	1,636,335
Convertible debt	581,405	3,300
Deferred tax liabilities	6,855	9,052
Pension and other postretirement benefit obligations	99,765	235,906
Long-term operating lease liabilities	274,460	297,662
Other long-term liabilities	151,847	136,188
Total noncurrent liabilities	2,004,655	2,318,443
Total liabilities	2,745,955	3,036,896
Redeemable noncontrolling interests	(1,150)	1,850
Commitments and contingent liabilities

Equity
Preferred stock, $0.01 par value, 300,000 shares authorized, of which 150,000 shares are designated as Series A Junior Participating Preferred Stock, none of which were outstanding at December 31, 2020 and December 31, 2019	—	—
Common stock, $0.01 par value, 2,000,000,000 shares authorized; 139,494,741 shares issued and 138,102,993 shares outstanding at December 31, 2020; 129,386,258 shares issued and 128,991,544 shares outstanding at December 31, 2019	1,395	1,294
Treasury stock, at cost, 1,391,748 and 394,714 shares at December 31, 2020 and December 31, 2019, respectively	(4,903)	(2,876)
Additional paid-in capital	1,103,881	1,090,694
Accumulated deficit	(786,437)	(115,958)
Accumulated other comprehensive loss (income)	50,173	8,202
Total equity	364,109	981,356
Total liabilities and equity	$3,108,914	$4,020,102

CONSOLIDATED STATEMENTS OF OPERATIONS
Gannett Co., Inc.
In thousands (except per share amounts)

Table No. 2	Three months ended		Year ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	(Unaudited)
Operating revenues:
Advertising and marketing services	$461,088	$370,324	$1,710,244	$952,644
Circulation	338,468	255,574	1,391,996	704,842
Other	75,891	73,376	303,430	210,423
Total operating revenues	875,447	699,274	3,405,670	1,867,909
Operating costs	498,733	398,322	2,034,272	1,079,593
Selling, general and administrative expenses	232,514	226,611	999,789	602,106
Depreciation and amortization	58,113	43,148	263,819	111,882
Integration and reorganization costs	71,753	38,999	145,731	52,212
Acquisition costs	891	45,300	11,152	60,618
Asset impairments	2,585	540	11,029	3,009
Goodwill and intangible impairments	—	100,743	393,446	100,743
Net (gain) loss on sale or disposal of assets	(7,220)	1,384	(5,680)	4,723
Total operating expenses	857,369	855,047	3,853,558	2,014,886
Operating income (loss)	18,078	(155,773)	(447,888)	(146,977)
Interest expense	54,623	33,283	228,513	63,660
Loss on early extinguishment of debt	42,110	6,058	43,760	6,058
Non-operating pension income	(17,716)	(8,460)	(72,149)	(9,085)
Unrealized loss on Convertible notes derivative	74,329	—	74,329	—
Gain on sale of investments	—	—	(7,995)	—
Other income, net	(1,506)	(249)	(8,499)	(426)
Non-operating expense	151,840	30,632	257,959	60,207
Loss before income taxes	(133,762)	(186,405)	(705,847)	(207,184)
Benefit for income taxes	(11,250)	(90,924)	(33,450)	(85,994)
Net loss	$(122,512)	$(95,481)	$(672,397)	$(121,190)
Net loss attributable to redeemable noncontrolling interests	(338)	(393)	(1,918)	(1,348)
Net loss attributable to Gannett	$(122,174)	$(95,088)	$(670,479)	$(119,842)
Loss per share attributable to Gannett - basic	$(0.92)	$(1.05)	$(5.09)	$(1.77)
Loss per share attributable to Gannett - diluted	$(0.92)	$(1.05)	$(5.09)	$(1.77)
Dividends declared per share	$—	$—	$—	$1.52

CONSOLIDATED STATEMENTS OF CASH FLOWS
Gannett Co., Inc.
In thousands

Table No. 3	Year ended
	December 31, 2020	December 31, 2019
Operating activities:
Net loss	$(672,397)	$(121,190)
Adjustments to reconcile net loss to operating cash flows:
Depreciation and amortization	263,819	111,882
Facility consolidation costs	3,629	148
Share-based compensation	26,350	11,324
Non-cash interest expense	24,086	3,851
Non-cash acquisition related costs	—	26,411
Benefit for deferred income taxes	(30,175)	(87,765)
Net (gain) loss on sale or disposal of assets	(5,680)	4,723
Unrealized loss on Convertible notes derivative	74,329	—
Non-cash loss on early extinguishment of debt	43,760	6,058
Asset impairments	11,029	3,009
Goodwill and intangible impairments	393,446	100,743
Pension and other postretirement benefit obligations	(117,522)	(100,452)
Change in assets and liabilities:
Accounts receivables, net	111,506	12,608
Inventory	19,965	5,150
Prepaid expenses	4,078	7,016
Accounts payable and accrued liabilities	(66,377)	44,311
Deferred revenue	(19,348)	(8,326)
Other assets and liabilities	(6,728)	6,034
Net cash provided by operating activities	57,770	25,535
Investing activities:
Acquisitions, net of cash acquired	—	(796,502)
Purchases of property, plant, and equipment	(36,975)	(13,978)
Proceeds from sale of publications, real estate and other assets	196,344	27,486
Insurance proceeds received for damaged of property	1,643	—
Change in other investing activities	(876)	(2,066)
Net cash used for investing activities	160,136	(785,060)
Financing activities:
Payments of debt issuance costs	(2,307)	(121,223)
Borrowings under term loans	—	1,792,000
Borrowings under revolving credit facility	—	153,900
Repayments under term loans	(681,050)	(481,058)
Repayments under revolving credit facility	—	(153,900)
Repayments of convertible debt	—	(197,950)
Proceeds from convertible debt	497,094	—
Issuance of common stock, net of underwriters' discount	4	—
Payments of dividends	—	(91,936)
Changes in other financing activities	(15,083)	(920)
Net cash (used for) provided by financing activities	(201,342)	898,913
Effect of currency exchange rate change	1,498	(3,494)
Increase in cash, cash equivalents and restricted cash	18,062	135,894
Balance of cash, cash equivalents and restricted cash at beginning of year	188,664	52,770
Cash, cash equivalents and restricted cash at end of year	$206,726	$188,664

SEGMENT INFORMATION
Gannett Co., Inc.
Unaudited, In thousands

Table No. 4	Three months ended		Year ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Operating revenues:
Publishing	$794,179	$653,877	$3,080,447	$1,792,652
Digital Marketing Solutions	107,318	69,336	428,605	149,242
Corporate and Other	2,820	2,018	10,960	4,554
Intersegment eliminations	(28,870)	(25,957)	(114,342)	(78,539)
Total	$875,447	$699,274	$3,405,670	$1,867,909

Adjusted EBITDA:
Publishing	$147,428	$113,334	$459,195	$268,916
Digital Marketing Solutions	9,514	4,024	24,361	(3,279)
Corporate and Other	(8,113)	(18,537)	(69,661)	(41,766)
Total	$148,829	$98,821	$413,895	$223,871

Depreciation and amortization:
Publishing	$45,756	$37,442	$221,746	$101,881
Digital Marketing Solutions	7,775	3,714	25,878	6,534
Corporate and Other	4,582	1,992	16,195	3,467
Total	$58,113	$43,148	$263,819	$111,882

SAME STORE REVENUES
Gannett Co., Inc.
Unaudited, in thousands

Table No. 5	Three months ended			Year ended
	December 31, 2020	December 31, 2019	% Change	December 31, 2020	December 31, 2019	% Change

Total revenue(a)	$875,447	$1,054,252	(17.0)%	$3,405,670	$4,182,220	(18.6)%
Acquired revenues	—	—	***	(16,350)	—	***
Currency impact	(1,698)	—	***	(832)	—	***
Exited operations	(1)	(21,400)	(100.0)%	(12)	(29,894)	(100.0)%
Deferred revenue adjustment	221	10,791	(98.0)	3,597	10,791	(66.7)
Same store pro forma revenue	$873,969	$1,043,643	(16.3)%	$3,392,073	$4,163,117	(18.5)%

Advertising and marketing services revenue(a)	$461,088	$566,211	(18.6)%	$1,710,244	$2,227,318	(23.2)%
Acquired revenues	—	—	***	(3,283)	—	***
Currency impact	(1,187)	—	***	(481)	—	***
Exited operations	(1)	(12,872)	(100.0)%	(12)	(20,326)	(99.9)%
Deferred revenue adjustment	28	1,262	(97.8)	1,202	1,262	(4.8)
Same store pro forma advertising and marketing services revenue	$459,928	$554,601	(17.1)%	$1,707,670	$2,208,254	(22.7)%

Circulation revenue(a)	$338,468	$384,376	(11.9)%	$1,391,996	$1,574,054	(11.6)%
Acquired revenues	—	—	***	(1,803)	—	***
Currency impact	(423)	—	***	(347)	—	***
Exited operations	—	(2,343)	(100.0)	—	(2,824)	(100.0)
Deferred revenue adjustment	193	9,529	(98.0)	2,395	9,529	(74.9)
Same pro forma store circulation revenue	$338,238	$391,562	(13.6)%	$1,392,241	$1,580,759	(11.9)%

Other revenue(a)	$75,891	$103,665	(26.8)%	$303,430	$380,848	(20.3)%
Acquired revenues	—	—	***	(11,264)	—	***
Currency impact	(88)	—	***	(4)	—	***
Exited operations	—	(6,185)	(100.0)%	—	(6,744)	(100.0)%
Same store pro forma other revenue	$75,803	$97,480	(22.2)%	$292,162	$374,104	(21.9)%
(a) Revenue for 2019 represents unaudited pro forma Revenues, which assumes that the acquisition of Legacy Gannett, along with transactions necessary to finance the acquisition, occurred at the beginning of 2019.
*** Indicates a percentage change greater than 100.

USE OF NON-GAAP INFORMATION

The Company uses non-GAAP financial performance and liquidity measures to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures, which may not be comparable to similarly titled measures reported by other companies, should not be considered in isolation from or as a substitute for the related GAAP measures and should be read together with financial information presented on a GAAP basis.

The Company defines its non-GAAP measures as follows:

•Adjusted EBITDA is a non-GAAP performance measure the Company believes offers a useful view of the overall operations of our business. The Company defines Adjusted EBITDA as Net income (loss) attributable to Gannett before: (1) Income tax expense (benefit), (2) Interest expense, (3) Gains or losses on early extinguishment of debt, (4) Non-operating pension income (expense), (5) Unrealized (gain) loss on Convertible notes derivative, (6) Other Non-operating items, primarily equity income, (7) Depreciation and amortization, (8) Integration and reorganization costs, (9) Asset impairments, (10) Goodwill and intangible impairments, (11) Gains or losses on the sale or disposal of assets, (12) Share-based compensation expense, (13) Acquisition costs, (14) Gains or losses on the sale of investments, and (15) certain other non-recurring charges. The most directly comparable GAAP measure is Net income (loss) attributable to Gannett.

•Free cash flow is a non-GAAP liquidity measure that adjusts our reported GAAP results for items we believe are critical to the ongoing success of our business. The Company defines Free cash flow as Net cash provided by operating activities as reported on the Statement of Cash Flows less capital expenditures, which results in a figure representing Free cash flow available for use in operations, additional investments, debt obligations, and returns to stockholders. The most directly comparable GAAP financial measure is Net cash from operating activities.

Management’s Use of Non-GAAP Measures

Adjusted EBITDA and Free cash flow are not measurements of financial performance under GAAP and should not be considered in isolation or as an alternative to income from operations, net income (loss), cash flow from operating activities, or any other measure of performance or liquidity derived in accordance with GAAP. We believe these non-GAAP financial measures as we have defined them are helpful in identifying trends in our day-to-day performance because these items excluded have little or no significance on our day-to-day operations. These measures provide an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance.

Adjusted EBITDA provides us with a measure of financial performance, independent of items that are beyond the control of management in the short-term such as depreciation and amortization, taxation, non-cash impairments, and interest expense associated with our capital structure. This metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics we use to review the financial performance of our business on a monthly basis.

We use Adjusted EBITDA as a measure of our day-to-day operating performance, which is evidenced by the publishing and delivery of news and other media and excludes certain expenses that may not be indicative of our day-to-day business operating results.

Limitations of Adjusted EBITDA and Free Cash Flow

Each of our non GAAP measures have limitations as an analytical tool. They should not be viewed in isolation or as a substitute for GAAP measures of earnings or cash flows. Material limitations in making the adjustments to our earnings to calculate Adjusted EBITDA and using this non-GAAP financial measure as compared to GAAP net income (loss) include: the cash portion of interest / financing expense, income tax (benefit) provision, and charges related to asset impairments, which may significantly affect our financial results.

A reader of our financial statements may find this item important in evaluating our performance, results of operations, and financial position. We use non-GAAP financial measures to supplement our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business.

Adjusted EBITDA and Free Cash Flow are not alternatives to net income, income from operations, or cash flows provided by or used in operations as calculated and presented in accordance with GAAP. Readers of our financial statements should not rely on Adjusted EBITDA or Free Cash Flow as a substitute for any such GAAP financial measure. We strongly urge readers of our financial statements to review the reconciliations of Net income (loss) attributable to Gannett to Adjusted EBITDA and Cash provided by operations to Free Cash Flow along with our consolidated financial statements included elsewhere in this report. We also strongly urge readers of our financial statements to not rely on any single financial measure to evaluate our business. In addition, because Adjusted EBITDA and Free Cash Flow are not a measures of financial performance under GAAP and are susceptible to varying calculations, the Adjusted EBITDA and Free Cash Flow measures as presented in this report may differ from and may not be comparable to similarly titled measures used by other companies.

NON-GAAP FINANCIAL INFORMATION
ADJUSTED EBITDA
Gannett Co., Inc.
Unaudited, in thousands

Table No. 6	Three months ended December 31, 2020
	Publishing	Digital Marketing Solutions	Corporate and Other	Consolidated Total

Net income (loss) attributable to Gannett	$104,884	$582	$(227,640)	$(122,174)
Benefit for income taxes	—	—	(11,250)	(11,250)
Interest expense	15	—	54,608	54,623
Loss on early extinguishment of debt	—	—	42,110	42,110
Non-operating pension income	(17,643)	—	(73)	(17,716)
Unrealized loss on Convertible notes derivative	—	—	74,329	74,329
Other non-operating (income) expense, net	(839)	(2,100)	1,433	(1,506)
Depreciation and amortization	45,756	7,775	4,582	58,113
Integration and reorganization costs	21,803	1,076	48,874	71,753
Acquisition costs	—	—	891	891
Asset impairments	2,585	—	—	2,585
Net (gain) loss on sale or disposal of assets	(9,417)	2,153	44	(7,220)
Share-based compensation expense	—	—	3,538	3,538
Other items	284	28	441	753
Adjusted EBITDA (non-GAAP basis)	$147,428	$9,514	$(8,113)	$148,829

	Three months ended December 31, 2019
	Publishing	Digital Marketing Solutions	Corporate and Other	Consolidated Total

Net loss attributable to Gannett	$(52,036)	$(1,392)	$(41,660)	$(95,088)
Benefit for income taxes	—	—	(90,924)	(90,924)
Interest expense	24	—	33,259	33,283
Loss on early extinguishment of debt	—	—	6,058	6,058
Non-operating pension income	(1,861)	—	(6,599)	(8,460)
Other non-operating (income) expense, net	1,855	(775)	(1,329)	(249)
Depreciation and amortization	37,442	3,714	1,992	43,148
Integration and reorganization costs	14,420	965	23,614	38,999
Acquisition costs	—	—	45,300	45,300
Asset impairments	540	—	—	540
Goodwill and intangible impairments	100,743	—	—	100,743
Net (gain) loss on sale or disposal of assets	1,289	(8)	103	1,384
Share-based compensation expense	—	—	8,790	8,790
Other items	10,918	1,520	2,859	15,297
Adjusted EBITDA (non-GAAP basis)	$113,334	$4,024	$(18,537)	$98,821

NON-GAAP FINANCIAL INFORMATION
ADJUSTED EBITDA
Gannett Co., Inc.
Unaudited, in thousands

Table No. 6 (continued)	Year ended December 31, 2020
	Publishing	Digital Marketing Solutions	Corporate and Other	Consolidated Total

Net loss attributable to Gannett	$(108,606)	$(42,494)	$(519,379)	$(670,479)
Benefit for income taxes	—	—	(33,450)	(33,450)
Interest expense	142	—	228,371	228,513
Loss on early extinguishment of debt	—	—	43,760	43,760
Non-operating pension income	(71,858)	—	(291)	(72,149)
Unrealized loss on Convertible notes derivative	—	—	74,329	74,329
Gain on sale of investments	(195)	(7,800)	—	(7,995)
Other non-operating income, net	(6,029)	(2,278)	(192)	(8,499)
Depreciation and amortization	221,746	25,878	16,195	263,819
Integration and reorganization costs	60,852	6,663	78,216	145,731
Acquisition costs	—	—	11,152	11,152
Asset impairments	10,312	717	—	11,029
Goodwill and intangible impairments	352,947	40,499	—	393,446
Net (gain) loss on sale or disposal of assets	(7,541)	1,727	134	(5,680)
Share-based compensation expense	—	—	26,350	26,350
Other items	7,425	1,449	5,144	14,018
Adjusted EBITDA (non-GAAP basis)	$459,195	$24,361	$(69,661)	$413,895

	Year ended December 31, 2019
	Publishing	Digital Marketing Solutions	Corporate and Other	Consolidated Total

Net income (loss) attributable to Gannett	$22,523	$(14,006)	$(128,359)	$(119,842)
Benefit for income taxes	—	—	(85,994)	(85,994)
Interest expense	123	—	63,537	63,660
Loss on early extinguishment of debt	—	—	6,058	6,058
Non-operating pension income	(2,486)	—	(6,599)	(9,085)
Other non-operating (income) expense, net	1,517	(775)	(1,168)	(426)
Depreciation and amortization	101,881	6,534	3,467	111,882
Integration and reorganization costs	23,487	2,202	26,523	52,212
Acquisition costs	—	(38)	60,656	60,618
Asset impairments	3,009	—	—	3,009
Goodwill and intangible impairments	100,743	—	—	100,743
Net (gain) loss on sale or disposal of assets	4,036	(5)	692	4,723
Share-based compensation expense	—	—	11,324	11,324
Other items	14,083	2,809	8,097	24,989
Adjusted EBITDA (non-GAAP basis)	$268,916	$(3,279)	$(41,766)	$223,871

NON-GAAP FINANCIAL INFORMATION
FREE CASH FLOW
Gannett Co., Inc.
Unaudited, in thousands

Table No. 7
	Three months ended December 31, 2020	Year ended December 31, 2020

Net cash flow (used for) provided by operating activities (GAAP basis)	$(16,510)	$57,770
Capital expenditures	(8,031)	(36,975)
Free cash flow (non-GAAP basis)(a)	$(24,541)	$20,795
(a) Free cash flow for the fourth quarter of 2020 was negatively impacted by $53.5 million of integration and reorganization costs. Free cash flow for the full year of 2020 was negatively impacted by $132.2 million of integration and reorganization costs, $6.1 million of acquisition costs, and $2.6 million of other one-time adjustments.